Exhibit 99.1

BANKUNITED NOMINATES MICHAEL J. DOWLING

FOR ELECTION TO ITS BOARD OF DIRECTORS

Dowling to replace founding board member Richard S. LeFrak who is stepping down

Miami Lakes, Fla. April 23, 2013 — BankUnited, Inc. (NYSE: BKU) announced today that Richard S. LeFrak, who has served on the board since the company’s inception in 2009, will not stand for re-election at the annual meeting of stockholders on May 23, 2013. The determination was made by Mr. LeFrak who will be making a significant time commitment to increased professional activities at the LeFrak Organization.

BankUnited’s Chairman, President and CEO John A. Kanas said, “We are truly appreciative of Richard’s valuable advice over the past four years.  We will miss having the benefit of his experience as well as his presence on our board.”

The Board has nominated Michael J. Dowling for election at the May meeting as a director of the company to fill the vacancy that will be left by Mr. LeFrak’s departure.  Mr. Dowling is currently president and chief executive officer of the North Shore-LIJ Health System, the largest integrated healthcare system in New York State with total revenue of more than $7 billion and a total workforce of more than 46,000 employees.

“Michael Dowling is a proven leader and visionary in the fields of healthcare and public service,” Kanas said.  “His demonstrated ability to understand and navigate complex issues such as the current healthcare environment while also striving to best serve consumers’ needs will bring valuable insight to the Board as BankUnited continues to grow.”

Mr. Dowling also served in New York State government for 12 years, including seven years as State Director of Health, Education and Human Services and Deputy Secretary to the Governor. He was also Commissioner of the New York State Department of Social Services.

Mr. Dowling’s many honors include receiving the Distinguished Public Service Award from the State University of New York’s Nelson A. Rockefeller College of Public Affairs and Policy, the Alfred E. Smith Award from the American Society for Public Administration, the National Human Relations Award from the American Jewish Committee and the Ellis Island Medal of Honor.  The native of Limerick, Ireland also was honored with the Gold Medal from the American Irish Historical Society.

About BankUnited

BankUnited, Inc. is a $12.7 billion asset bank holding company. Its subsidiary, BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida operated 97 branches in 15 Florida counties and 2 branches in the New York metropolitan area at March 31, 2013.

Contact:

Corporate Communications:

Mary Harris

305-817-8117

MHarris@BankUnited.com